12
                     THERMWOOD CORPORATION
                         P. O. Box 436
                     Old Buffaloville Road
                      Dale, Indiana 47523

            NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

  Thursday, December 10, 1998 at 9:00 A.M.  (Central Daylight
                         Savings Time)

To the Stockholders:

The Annual Meeting of Stockholders of Thermwood Corporation will be held at the Corporation's offices on Thursday, December
10, 1998 at 9:00 A.M., Central Daylight Savings Time, for the following purposes:

1.To elect five (5) directors for the ensuing one-year term;

2.To act upon the ratification of the selection by the Board of Directors of KPMG Peat Marwick LLP as independent auditors;

3.To transact any other business which properly may be brought before the meeting.

All stockholders are cordially invited to attend, although only stockholders of record at the close of business on November 12, 1998 will be entitled to vote at the meeting.



                         By order of the Board of Directors,
                               /s/Linda S. Susnjara
                                   Secretary

Dale, Indiana
November 17, 1998
                    YOUR VOTE IS IMPORTANT
      You are urged to date, sign and promptly return the accompanying form of proxy, so that if you are unable to attend the meeting your shares may  nevertheless be voted.

                        PROXY STATEMENT

The  enclosed  proxy is solicited by the Board of Directors  of
Thermwood  Corporation (the "Corporation" or  "Thermwood")  for
use   at  the  Annual  Meeting  of  Stockholders  (the  "Annual
Meeting") on December 10, 1998.

The  Corporation's principal executive office is located at Old
Buffaloville  Road, Dale, Indiana 47523.  The approximate  date
on   which  this  Proxy  Statement  is  first  being  sent   to
stockholders is November 17, 1998.

You may revoke this proxy at any time prior to its use by delivering a written notice to the Secretary of the Corporation, by executing a later-dated proxy or by attending the meeting and voting in person. Proxies in the form enclosed, unless previously revoked, will be voted at the meeting in accordance with the specifications made by you thereon, or, in the absence of such specifications, for the election of directors nominated herein and to ratify the selection of KPMG Peat Marwick LLP as independent auditors for the fiscal year ending July 31, 1999.

Holders of record of Shares of Common Stock, without par value per share ("Common Stock") of the Corporation at the close of business on November 12, 1998, will be entitled to vote at the Annual Meeting. Each share of Common Stock will be entitled to one vote. The Common Stock will be voted together as one class. On November 12, 1998, there were 1,444,709 outstanding shares of Common Stock of the Corporation. There are no other voting securities outstanding.

                     ELECTION OF DIRECTORS

At the annual meeting, five directors are to be elected to serve for a term of one year and until their successors shall have been elected and qualified. It is intended that proxies will be voted for the nominees set forth herein. Although it is expected that all candidates will be able to serve, if one or more is unable to do so, the proxy holders will vote the proxies for the remaining nominees and for substitute nominees chosen by the Board of Directors unless it reduces the number of directors to be elected.
The table below presents information as of November 6, 1998 on the nominees for election as directors of the Corporation for a one-year term expiring in 1999:

                Principal Occupation        Director       Other
     Name       Business Experience   Age    Since     Directorships
--------------- -------------------- -----  ---------  -------------
Kenneth J.      President and          51     1969    Automation
Susnjara (1)    Chairman of Board                     Associates, Inc.
                since 1971

Linda S.        President of           49     1986    Automation
Susnjara(1)     Automation                            Associates, Inc.
                Associates, Inc.
                since 1985

Peter N. Lalos  Engaged in the         64     1989
                private practice of
                law since 1961 and
                senior partner,
                Lalos & Keegan

Edgar Mulzer    Chairman of the        80     1974    Lincolnland
                Board                                 Bank
                of Lincolnland Bank
                (Retired)

Lee Ray Olinger Chairman of the        71     1989    First Bank of
                Board of First Bank                   Huntingburg
                Huntingburg

(1) Linda S. Susnjara and Kenneth J. Susnjara are husband and wife.

Information on the executive officers of the Company is contained in the following table:

     Name       Principal Occupation       Executive
                 Business Experience   Age  Officer   Prior Position (s)
                                            Since
-------------- ----------------------- --- --------- ---------------
Michael P.     Vice President of       44     1980    Project
Hardesty       Engineering since 1988                 Engineer,
                                                      Project Manager,
                                                      Vice President
                                                      of Machining
                                                      Products since
                                                      1975

Rebecca F.     Treasurer since 1993    48     1993    Controller;
Fuller                                                Accounting
                                                      Manager since
                                                      1981

David J.       Vice President of       41     1988    Sales Manager;
Hildenbrand    Sales since 1988                       Technical
                                                      Manager since
                                                      1977

Donald L.      Vice-President of       41     1997    Production
Ubelhor        Manufacturing                          Manager since
                                                      1993

Richard Kasten Vice President of       46     1993    Applications
               Technical Services                     Manager since
               since 1993                             1990

        OPERATION OF BOARD OF DIRECTORS AND COMMITTEES

During 1998 the Board of Directors held 4 meetings and each incumbent director attended at least 75% of the aggregate of all Board of Directors' meetings and all meetings of committees of the Board of Directors that he or she served on.

All directors hold office until the next Annual Meeting of shareholders of Thermwood or until their successors shall have been elected and qualified. Directors receive compensation in the amount of $1,000 plus $100 for each $100,000 in profit for the previous quarter for attending each directors' meeting, and are reimbursed for all related expenses.

The  Audit  Committee,  consisting of Lee  Ray  Olinger,  Edgar
Mulzer  and  Peter  N.  Lalos,  met  once  during  1998.   This
committee's function is to review the scope of the Corporation's audit and generally to supervise the financial affairs of Thermwood.

The Nominating Committee, consisting of Mr. Olinger, Mr. Mulzer and Mr. Lalos, met once in 1998. The Nominating Committee reviews officer performance and corporate needs and proposes to the Board of Directors certain directions and changes in titles, positions and responsibilities. The Nominating Committee does not formally consider nominations by shareholders.

The Stock Option Committee, consisting of Mr. Olinger, Mr. Mulzer and Mr. Lalos, met once in 1998. This committee makes awards to Thermwood employees of stock options under its incentive stock option plan and non-qualified stock option plan.

The Compensation Committee, consisting of Mr. Olinger, Mr. Mulzer and Mr. Lalos met once during 1998. The Compensation Committee reviews salaries and other compensation paid to the Corporation's officers and makes recommendations to the Board of Directors regarding such items.

It is expected that Mr. Olinger, Mr. Mulzer and Mr. Lalos will be reappointed to the foregoing committees.


                     EXECUTIVE COMPENSATION

The following table sets forth the annual remuneration paid during the fiscal years ended July 31, 1998, 1997 and 1996 to the Chief Executive Officer and to each of the executive officers of the Company whose total fiscal 1998 remuneration exceeded $100,000 and to all officers of the Company as a group.

                         Summary Compensation Table
------------------------------------------------------------------------------
                                               Long-term compensation
                                               -----------------------
                     Annual compensation
                                                    Awards     Payouts
                                      Other    --------------- -------
Name and     Year    Salary   Bonus   annual   Restr- Options/ LTIP     All
principal                             compen-  icted  SARs(#)  payouts other
position                              (1)      stock                   com-
                                               awards                  pensa-
                                                                       tion
----------   ------ -------- -------- ------  ------- ------- ------- --------
Kenneth J.
Susnjara,    1998   $108,000 $146,664 $6,400     0       0      0       0
Chairman of
the Board    1997     63,000   83,242  3,700     0       0      0       0
President
and director 1996     63,000   94,739  2,000     0       0      0       0

Michael
Hardesty,    1998     48,000  100,565     0      0       0      0       0
Vice-
president    1997     48,000  102,165     0      0       0      0       0
Engineering  1996     48,000   58,269     0      0       0      0       0

David
Hildenbrand  1998     45,000  122,239     0      0       0      0       0
Vice-
president    1997     45,000  116,779     0      0       0      0       0
Sales        1996     45,000   56,818     0      0       0      0       0

Rebecca
Fuller,      1998     40,000   86,199     0      0       0      0       0
Treasurer    1997     40,000   87,570     0      0       0      0       0

All other
officers as
a group:     1998     80,000   78,893     0      0   4,000      0       0
(2) persons
(1) person   1997     40,000   29,172     0      0       0      0       0
(2) persons  1996     80,000   76,369     0      0       0      0       0

(1) Other annual compensation represents directors' fees paid to Mr. Susnjara.

Stock options for an additional 4,000 shares were issued to an officer of the Company under the Qualified Stock Option Plan in fiscal year 1998. At July 31, 1998 the exercise prices of some of the unexercised options were less than the market price of the Company's Common Stock. On September 6, 1994, registration statements on Form S-8 were filed with the Securities and Exchange Commission under the Securities Act of 1933 in connection with the registration of shares of the Company's Common Stock under the Company's Employee Incentive Stock Option Plan and Non-Qualified Stock Option Plan.

In 1985 the Board of Directors appointed Mr. Susnjara to the position of President and Chief Executive Officer. In this position, he is to receive a bonus based on the pre-tax profits of the Company as set forth below. See "Profit Sharing Plan" below.

Certain other officers may be entitled to participate in the Company's profit sharing plan. See "Profit Sharing Plan" below.

Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End
 Options/SAR Values

                                        Number of
                                        Securities      Value of
                                        Underlying     Unexercised
                                        Unexercised    In-the-Money
                                        Options/SARs   Options/SARs
                                        at FY-End (#)  at FY-End ($)
                    Shares      Value
                    Acquired    Realized Exercisable/   Exercisable/
Name                on Exercise    ($)   Unexercisable  Unexercisable
------------------- ----------- -------- -------------  -------------
                                         Exercisable:   Exercisable:
Kenneth J. Susnjara      0          0         160,000        $83,700

                                         Unexercisable: Unexercisable:
                                                    0              0

Michael Hardesty         0          0    Exercisable:    Exercisable:
                                                8,000        $66,960
                                         Unexercisable:  Unexercisable:
                                                    0              0

David Hildenbrand        0          0    Exercisable:     Exercisable:
                                                8,000        $25,110
                                         Unexercisable:   Unexercisable:
                                                    0              0

Rebecca Fuller           0          0    Exercisable:     Exercisable:
                                                2,000        $16,740
                                         Unexercisable:   Unexercisable:
                                                    0              0

Donald Ubelhor           0          0    Exercisable:     Exercisable:
                                                3,000         $5,022
                                         Unexercisable:   Unexercisable:
                                                    0              0

Profit Sharing Plan.

In 1985, the Company instituted a management profit sharing plan. This plan has been operative since fiscal 1987, and was continued in an amended form for fiscal year 1998. Covered under the plan are the Chairman of its Board of Directors, the President, Vice President of Engineering, Vice President of Sales, Vice President of Technical Services, the Treasurer and various departmental managers.

Under the plan, the Chairman is entitled to 5% of corporate operating income. The Vice President of Sales and Vice President of Technical Services each are entitled to 5% of the divisional operating income. The Vice-President of Manufacturing and the Treasurer are each entitled to receive 2% and 3%, respectively, of the Corporate operating income. Any divisional losses are to be subtracted from these amounts so that the total bonus paid does not exceed 25% of operating income.

Department managers are entitled to various bonuses based upon productivity of their departments. Payments due under the plan accrue for each six-month period and are thereafter paid in six monthly installments. Vesting of rights under the plan requires eligible participants to be continually employed through the payment dates. Divisional losses of the fiscal year must be recouped in the succeeding year, or years, in order to be eligible for profit sharing earnings in the succeeding year(s).

Incentive Stock Option Plan.

Under the Company's Employee Incentive Stock Option Qualified Plan (the "Qualified Plan"), options to purchase a maximum of 80,000 shares of its Common Stock may be granted to officers and other key employees of Thermwood. Options granted under the Qualified Plan are intended to qualify as incentive stock options as defined in Section 422A of the Internal Revenue Code of 1954, as amended by the Tax Reform Act of 1986.

The Qualified Plan is administered by the Board of Directors and a Committee currently consisting of three members of the Board which determines which persons are to receive options, the number of shares that may be purchased under each option and the exercise price. In the event an optionee voluntarily terminates his employment with the Company, he has the right to exercise his accrued options within 5 days prior to such termination. However, the Company may redeem any accrued options held by each optionee by paying him the difference between the option price and the then fair market value. If an optionee's employment is involuntarily terminated, other than because of death, he/she also has the right to exercise his accrued options within 30 days of termination. Upon death, his/her estate or heirs have one year to exercise his/her accrued options. The maximum term of any option is ten years and the option price per share may not be less than the fair market value of Thermwood's shares on the date the option is granted. However, options granted to persons owning more than 10% of the voting shares of the Company may not have a term in excess of five years and the option price per share may not be less than 110% of fair market value at the date the option is granted.

The aggregate fair market value of the shares of Common Stock (determined at the time the options are granted) with respect to which incentive stock options are exercisable for the first time by such optionee during any calendar year (under all such plans) shall not exceed $100,000. Options must be granted within ten years from the effective date of this Qualified Plan.

Options granted under the Qualified Plan are not transferable other than by will or the laws of descent and distribution. Options granted under the Qualified Plan are protected by anti-dilution provisions increasing the number of shares issuable thereunder and reducing the exercise price of such options, under certain conditions. The life term of the Qualified Plan extends to December 3, 2000, or on such earlier date as the Board of Directors may determine. Any option outstanding at the termination date will remain outstanding at the termination date until it expires or is exercised in full, whichever occurs first.

As of July 31, 1998, options to acquire 50,600 shares of the Company's common stock for ten years at an average exercisable price of $8.48 per share had been granted under the Qualified Plan to 20 employees of the Company. Options for the purchase of 50,600 shares were exercisable as of July 31, 1998.

Non-qualified Stock Option Plan.

Under Thermwood's Non-qualified Stock Option Plan ("NSO Plan"), options to purchase a maximum of 70,000 shares of its Common
Stock may be granted to officers, directors, and other key employees.

The NSO Plan is administered by the Board of Directors and a committee of three members of the Board which determines which persons are to receive such options, the number of shares that may be purchased under the option, the exercise prices, the time and manner of exercise and other related matters.

In the event an optionee voluntarily terminates his employment or tenure with the Company's consent or his employment or tenure is terminated by Thermwood without cause, he generally has the right to exercise his accrued options within 30 days after such termination unless the Committee elects other time periods. In all other cases of termination of the optionee's employment or tenure other than death, said options shall cease immediately. Upon death, his estate or heirs have one year to exercise his accrued options.

The Committee may grant an optionee the right to surrender all or a portion of his accrued options to the Company and receive from it the difference between the option price and the then fair market value. Options become exercisable in 25% installments each year beginning in the second year through the fifth year. Options are generally not transferable and are conditioned upon the optionee remaining in the Company's employ for at least one year from the date of its grant. Under the
NSO  Plan, no option may be granted after January 1,  2005  and the exercise price of such options may not be less than the then fair market value. It is within the Committee's discretion to grant anti-dilution provisions to each optionee. Under present federal income tax law, an employee, officer or director who is granted an option will not have any income upon the grant of an option and the Company will not be entitled to any deduction at that time. When an optionee exercises his option, ordinary income will be realized by him, measured by the excess of the fair market value of the shares over the price paid for the shares. The Company will be entitled to a deduction equal to the amount of income realized by the holder of the option. If the optionee surrenders all or part of his option for a cash or common stock payment, he will realize ordinary income in the amount of cash or fair market value of stock received. The Company will be entitled to a deduction equal to the amount of income realized by the optionee.

As of July 31, 1998 options to acquire 40,000 shares of the Company's common stock at an average exercisable price of $8.91 per share have been granted under the NSO Plan to four directors and officers of Thermwood, all of which are presently exercisable.

Other options.

Other options to purchase 140,000 shares have been granted by the Board of Directors, 124,000 of which were outstanding and exercisable as of July 31, 1998. An option to purchase 120,000 of these shares was granted to the President of the Company. The option extends through October 18, 1998 and permits the purchase of 60,000 shares at $15.00 per share and 60,000 at $30.00 per share. A 6,000 share option was granted to an employee at $5.00 per share and was exercised in October, 1997. An additional 4,000 shares at $8.44 per share were granted during fiscal year ended July 31, 1996 to a principal in a former public relations firm for the Company. At July 31, 1998 the options were exercisable; however, in August 1998, the Company and the option holder agreed to terminate the option agreement in exchange for a cash payment to the option holder of $10,250. During fiscal year 1997 options for 10,000 shares were granted to another public relations firm. These options expired in March, 1998 upon the termination of the service agreement between the Company and the firm.

Section 401(k) Plan

The Company adopted a tax-qualified cash savings plan (the "401(k) Plan") which became effective in October 1989. This Plan covers all employees who have completed 12 months of continuous service prior to a plan entry date. Pursuant to the 401(k) Plan, eligible employees may make salary deferral
(before tax) contributions of up to 15% of their total compensation per plan year up to a specified maximum contribution as determined by the Internal Revenue Service. The Company also makes a matching contribution of 25% of employees' contributions up to 5% of their annual salaries and an additional match of 10% of their contributions between 6% and 8% of employees' salaries.

The 401(k) Plan also includes provisions, which authorize the Company to make discretionary contributions. Such contributions, if made, are allocated among all eligible employees as determined under the 401(k) Plan. The trustee under the 401(k) Plan is Merrill Lynch Trust Company of Evansville, Indiana. The trustee invests the assets of each participant's account in funds at the direction of such participant.



               OWNERSHIP OF EQUITY SECURITIES OF
           CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial Ownership

The following table sets forth certain information regarding the Company's Common Stock, including shares underlying the convertible debentures and exercisable Common Stock options owned as of July 31, 1998 by (i) each person known by the Company to own beneficially more than 5% of its outstanding Common Stock, (ii) each director, and (iii) all officers and directors as a group:

                                              Shares
                                               Owned
                                             Including
                                 Percentage    Those         Percentage of
Names and Addresses    Shares    of Total     Underlying         Total
of Beneficial          Owned at  Outstanding  Exercisable     Outstanding
Owners (1)             July 31,    Shares     Options and     Shares Owned
                       1998        Owned      Convertible
                                    (2)       Securities
-------------------   --------- ------------ --------------  --------------
Kenneth J. Susnjara   251,400       17.57    411,400(5)       24.79(5)
(3,4) and Linda
Susnjara

Edgar Mulzer
401 10th Street
Tell  City, Indiana   208,052       14.54    218,052(6)       13.14(6)
47586

Peter N. Lalos
14312 Darnstown
Road                    8,000         0.6    22,000(7)          1.3(7)
Gaithersburg,
Maryland 20878


Lee Ray Olinger
c/o First Bank of
Huntingburg
4th and Main Street       400          0          400            0
Huntingburg, IN
47542

All Officers and
Directors as a        471,402       32.94      686,402          41.36
Group (9 persons)                             (5,6,7,8)      (5,6,7,8)

(1) Except as indicated in (4), all shares are beneficially owned and the sole voting and investment power is held by the person indicated.

(2) Excludes (i) an aggregate of 181,000 shares of Common Stock reserved for issuance upon conversion of debentures; (ii) 80,000 shares reserved for issuance under the Company's Qualified Stock Option Plan of which options to purchase 50,600 shares have been granted and are currently exercisable; (iii) 70,000 shares reserved for issuance under the Company's Non-Qualified Stock Option Plan of which options to purchase 40,000 shares have been granted and are currently exercisable; (iv) 120,000 shares reserved for issuance upon exercise of options granted to Mr. Susnjara, all of which are currently exercisable; and (v) 4,000 shares reserved for issuance of options granted to R. Jerry Falkner, all of which were exercisable as of July 31, 1998. In August 1998, the Company and the option holder agreed to terminate the option agreement in exchange for a cash payment to the option holder of $10,250. See Item 11. "Executive Compensation" and Item 13."Certain Relationships and Related Transactions."

(3)  The address of this person is c/o the Company.

(4) Mr. and Mrs. Susnjara may each be deemed to be a beneficial owner of the Company's securities owned by the other because of their marital relationship.

(5) Includes (i) an aggregate of 10,000 shares issuable upon conversion of debentures owned by Mr. Susnjara; (ii) 10,000 shares issuable upon the exercise of options granted to Mr. Susnjara under the Company's Non-Qualified Stock Option Plan; and (iii) 120,000 shares issuable upon the exercise of other options granted to him and includes 10,000 shares issuable upon the exercise of options granted to Mrs. Susnjara under the Company's Non-Qualified Stock Option Plan.

(6) Includes 10,000 shares issuable upon the exercise of options granted to Mr. Mulzer under the Company's Non-Qualified
Stock Option Plan.

(7) Includes (i) an aggregate of 4,000 shares issuable upon conversion of debentures owned by Mr. Lalos; and (ii) 10,000 shares issuable upon the exercise of options granted to Mr. Lalos under the Company's Non-Qualified Stock Option Plan.

        Certain Relationships and Related Transactions:

In February 1987 the Company purchased its premises from an independent third party for $1,000,636 and simultaneously resold it to Mr. Mulzer for $1,800,000. At the same time the Company leased the premises back from Mr. Mulzer for a 20-year period at a monthly rental of $19,353 or approximately $232,000 on an annual basis.

The lease agreement, which was treated as a capitalized lease for financial reporting purposes, also obligated the Company to pay all maintenance, taxes, assessments, insurance premiums and utilities incurred in connection with the operation of the premises. Pursuant to a related agreement, the Company had an option to repurchase the premises from Mr. Mulzer, exercisable through 2006, at prices descending on an annual basis from $1,786,781 in 1987 to $240,000 in the last year.
On November 18, 1993, this lease payment obligation in the amount of $1,608,629, together with accrued interest in the amount of $122,491 was converted to Preferred Stock. Upon the issuance of the Preferred Stock, the Company no longer had any lease payments. The liability for all accrued and future lease payments was converted to Preferred Stock.

On October 7, 1997, the Company entered into an agreement for a $3.5 million line of credit with a bank, proceeds of which were used to repurchase the Preferred Stock.

Conversion by Affiliated Party of Debt to Preferred Stock:

As previously noted, an aggregate of $3,437,120 owed to Mr. Mulzer was converted to an aggregate of 1,000,000 shares of Preferred Stock on November 18, 1993. The holder of the
Preferred Stock was entitled to receive cumulative cash dividends out of the net profits of the Company at the rate of thirty-four cents ($0.34) per share per annum, payable monthly in equal installments within the first fifteen days of each month for the preceding month as directed by the Board of Directors of the Company. The Company had the right in its sole discretion to redeem the stock at any time at $3.40 per share. The Company redeemed 738,000 and 162,000 shares of the preferred stock for a total of $2,546,320 and $550,800 during fiscal years 1998 and 1997, respectively. Dividends were paid in the amount of $43,255 and $285,204 for the fiscal years 1998 and 1997, respectively. The balance of the shares had been previously repurchased. The Preferred Stock is fully redeemed and no further dividends will be paid as of July 31, 1998.

Product  Sales  Through  and  Lease Agreement  With  Affiliated
Dealer:

Mr. and Mrs. Susnjara are the owners of Automation Associates Incorporated ("AAI"), a dealer of the Company's industrial products. The agreement between the Company and AAI contains the same terms and conditions as do the Company's agreements with its other dealers. The Company sold no products to AAI during fiscal year 1998, but paid AAI $627,816 in commissions during the year for assisting in effecting sales of approximately $3,800,000. This amount represents approximately 21% of the Company's gross sales for fiscal year 1998. AAI also leases space from the Company at what management believes is a fair market rate. Rental payments were $2,400 during the 1998 fiscal year.

Payment of Legal Fees to Affiliated Party:

Lalos & Keegan, a law firm in which Mr. Lalos is the senior partner, accrued fees of $95,000, $77,000, $103,000, for the fiscal years 1998, 1997, and 1996, respectively. During fiscal year 1998 the Company paid this firm an aggregate of $77,901. Accordingly, as of July 31, 1998 the Company carried a balance of $31,515 payable to Lalos & Keegan. This firm performs patent, trademark, general corporate and litigation services for the Company. As of October 27, 1998 all of the balance has been paid.
Fairness of Transactions with Affiliated Parties:

Management believes that the terms of the transactions between the Company and its affiliated parties as described in this section are as fair as those, which the Company would have obtained, if these transactions had been effected with independent third parties. Each transaction was approved by a majority of the disinterested directors. In the future, all such transactions will continue to be approved by a majority of the disinterested directors.

       RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

Based upon the recommendation of its Audit Committee, the Board of Directors has selected the firm of KPMG Peat Marwick LLP as the independent auditors of the Corporation for the fiscal year ending July 31, 1999. KPMG Peat Marwick LLP has acted for the Corporation in such capacity since August 1993. The Board proposes that the stockholders ratify such selection at the Annual Meeting.

If the stockholders do not ratify the selection of KPMG Peat Marwick LLP by the affirmative vote of a majority of the votes cast at the Annual Meeting on this proposal, the selection of independent auditors will be reconsidered by the Board of Directors.

Representatives of KPMG Peat Marwick LLP are expected to be present at the Annual Meeting and will be afforded the opportunity to make a statement if they so desire and to respond to appropriate questions.

Compliance with Section 16 (a) of the Securities Exchange Act of 1934

To the Company's knowledge, based solely on a review of such materials as are required by the Securities and Exchange Commission, no officer, director or beneficial holder of more than ten percent of the Company's issued and outstanding shares of Common Stock failed to timely file with the Securities and Exchange Commission any form or report required to be so filed pursuant to Section 16 (a) of the Securities Exchange Act of 1934 during the fiscal year ended July 31, 1998.


                         OTHER MATTERS

The Board of Directors knows of no other matters to come before the meeting. Should any unanticipated business properly come before the meeting, the persons named in the enclosed form of proxy will vote in accordance with their best judgment.

The cost of preparing and mailing this Proxy Statement and the accompanying proxy and the cost of solicitation of proxies on behalf of the Board of Directors will be borne by the Corporation. Solicitation will be made by mail. Such costs are estimated to be less than $10,000. Some personal solicitation may be made by directors, officers and employees without special compensation, other than reimbursement for expenses.

Proposals   which   stockholders  wish  to   include   in   the
Corporation's  proxy  materials relating  to  the  1999  Annual
Meeting of Stockholders must be received by the Corporation no later than September 15, 1999.

It   is   important   that   proxies  be   returned   promptly.
Stockholders are urged to sign and date the enclosed proxy and return it promptly in the accompanying envelope.





                         By order of the Board of Directors,

                                   Linda S. Susnjara
                                   Secretary
Dale, Indiana
November 17, 1998